Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Eagle Pharmaceuticals, Inc.

Woodcliff Lake, New Jersey

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 2 to the Registration Statement of our report dated November 25, 2013, relating to the financial statements of Eagle Pharmaceuticals, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey

January 21, 2014